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                                                                    EXHIBIT 23.6



                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statement on Form S-3 and related Prospectus of Cox Radio, Inc., Cox Radio Trust I, and Cox Radio Trust II whereby Cox Radio, Inc. may offer shares of Class A common stock, shares of preferred stock, stock purchase units, unsecured debentures, notes, bonds or other evidences of indebtedness, warrants or subscription rights to purchase shares of Class A common stock, preferred stock or debt securities, and Cox Radio Trusts may offer trust preferred securities, all of which securities combined, have an aggregate initial public offering price of $750,000,000, of our report dated March 16, 2000, with respect to the consolidated financial statements of Marlin Broadcasting, Inc. as of and for the years ended December 31, 1999 and 1998 included in the Current Report on Form 8-K of Cox Radio, Inc., dated August 30, 1999 and filed April 19, 2000 with the Securities and Exchange Commission.



                                       /s/ Ernst & Young LLP

Hartford, Connecticut
April 19, 2000